Exhibit 10.10(a)


                              EMPLOYMENT AGREEMENT


     This is an Employment Agreement dated as of February 16, 1996, among Dr. Qun Yi Zheng, an individual residing at 1263 S. Elmoro Court, Superior, Colorado (the "Employee"); Madis Botanicals, Inc., a Delaware corporation with principal offices at 375 Huyler Street, South Hackensack, New Jersey 07606 (the "Company"); and Pure World, Inc., a Delaware corporation with principal offices at 376 Main Street, Bedminster, New Jersey 07921 ("Pure World").

                                                     RECITALS

     Pure World and the Company desire that the Company employ the Employee and the Employee desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Employment. The Company offers, and the Employee accepts, employment upon the terms and conditions stated in this Agreement, which terms and conditions shall supersede any other prior oral or written employment agreements between the Company (and any predecessors) and the Employee. The Employee shall assume such responsibilities and perform such duties as the Company shall from time to time assign to the Employee. The Employee's initial title shall be Director of Research. The Employee shall perform his duties to the best of his ability, experience and talents, all to the reasonable satisfaction of the Company, and shall use his best efforts to promote the interests of the Company. During the Term (as defined in Section 2) of this Agreement, the Employee shall not engage in any capacity or activity which is contrary to the welfare, interest or benefit of the business conducted by the Company. The Employee shall devote all of his business time, ability and attention to the business of the Company, unless otherwise authorized in writing by the Board of Directors of the Company. The Employee shall engage in such travel on behalf of the Company as may reasonably be required in connection with the performance of his duties hereunder.

     2. Term of this Agreement. The initial term of this Agreement (the "Initial Term") shall extend from February 16, 1996 until February 16, 1997 and thereafter shall automatically continue after the initial Term until and unless terminated by either party on three month's notice. The commencement date of the

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Initial  Term may be delayed by  Employee  by three  weeks to satisfy any notice obligations to his current employer.

     3.  Compensation.

     3.1 Amount. In connection with his employment, the Employee shall be paid an annual gross salary of ninety thousand dollars ($90,000) during the Initial Term and thereafter as mutually agreed upon by the Company and the Employee. In addition, Employee will be entitled to the regular bonuses paid to all the Company's employees and special bonuses granted to him in the discretion of the Board of Directors for his efforts on behalf of the Company.

     3.2 Moving Expense. Employee will use his best efforts to sell his home in Colorado ("Colorado Home"). Until Employee closes the sale of his Colorado Home, the Company will secure and pay for reasonable living quarters for Employee in New Jersey. The Company will arrange for and pay for the delivery of Employee's car from Colorado to New Jersey. Until Employee's family moves to New Jersey (which shall not be later than two weeks after the end of the school year for Employee's oldest child), the Company will pay for Employee to fly to Colorado once every three weeks after the commencement of his employment and once to arrange for the movement of his family to New Jersey.

     Employee will reimburse Employee for the amount by which, if any, the net sales price of his Colorado Home is less than his original purchase price after adding the costs of closing including any commissions.

     3.3 Benefits Plans. The Company shall provide the Employee with such medical and disability insurance, hospital insurance and group life insurance and other benefits made available to executive level employees of the Company, subject to the terms and conditions of such benefit plans and arrangements.

     3.4 Vacations. The Employee shall be entitled each year to a vacation of fifteen (15) working days, during which time his compensation shall be paid in full and such holidays and other non-working days as are consistent with the policies of the Company for executives generally. All vacations shall be scheduled so as to cause minimal interference with the operations of the Company. If the Employee's employment under this Agreement is terminated by the Company pursuant to Section 5.2, the Employee shall be entitled to payment for all unused vacation days.


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     3.5 Reimbursement of Expenses. Any reasonable expenses incurred by Employee in promoting the business of the Company will be promptly paid directly or promptly reimbursed to Employee upon receipt of receipts or other documentation evidencing the date, amount and business reason for the expenditure.

     4. Employee's Equity in Pure World.

     4.1 Purchase of the Pure World Stock. Pure World shall loan to Employee (the "Loan") up to sixty five thousand dollars ($65,000) to acquire twenty five thousand (25,000) shares of the common stock of Pure World ( the "Pure World Stock").

     4.2 Pure World Security Interest in Pure World Stock. As soon as practicable after acquiring the Pure World Stock, Employee shall deliver to Pure World stock certificates representing the Pure World Stock, duly endorsed in blank or with stock powers attached, duly endorsed in blank. Pure World shall hold the Pure World Stock as security for the repayment of the Loan and any accrued interest.

     4.3 Interest at Imputed Rate. The Loan shall accrue interest at the lowest rate necessary to avoid the imputation of interest under Section 483 of the Internal Revenue Code of 1986, as amended (the "Loan Interest").

     4.4 Repayment of Loan. The Loan and the Loan Interest shall be paid solely from the proceeds of any sale by Employee of the Pure World Stock (the "Sales Proceeds") as and when Sales Proceeds are received by Employee or by Pure World for the benefit of Employee until the Loan and the Loan Interest are paid in full. In no event will Employee be otherwise liable for the Loan or Loan Interest. Employee agrees to assign to Pure World the right to receive Sales Proceeds and agrees to remit to Pure World any Sales Proceeds he receives until the Loan and Loan Interest are fully repaid.

     4.5 Prerequisite to Sale or Transfer. Except in the case of a termination by the Company pursuant to Section 5.2, Employee may not sell, assign, transfer, hypothecate or otherwise encumber the Pure World Stock unless and until he has been continuously employed by the Company from the Commencement Date through March 1, 1998.

     4.6 Termination Prior to March 1, 1998. If this Agreement is terminated prior to March 1, 1998 for any reason other than by the Company pursuant to
Section 5.2, Pure World will cancel the Loan and all Employee's right, title and

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interest in the Pure World Stock will be  transferred  to Pure World without any further action by Employee. If the Company terminates this Agreement pursuant to
Section 5.2, Employee shall have one year from the date of termination to sell the Pure World Stock and repay the Loan and the Loan Interest as provided herein.

     4.7 Delivery of Pure World Stock to Employee. At any time the Loan and Loan Interest are fully paid as provided herein, Pure World shall immediately deliver to the Employee the Pure World Stock and the remainder of any remaining Sales Proceeds held by Pure World.

     4.8 Cancellation of Loan for Non-Payment. If the Loan and Loan Interest are not repaid by March 1, 1998, Pure World shall have the right to cancel the Loan at any time thereafter and in that event all Employee's right, title and interest in the Pure World Stock will be transferred to Pure World without any further action by Employee.

     5. Termination.

     5.1 Termination For Cause. The Company may terminate this Agreement with the Employee for "cause". Upon termination of the Employee for cause, all rights and obligations of the parties under this Agreement shall terminate, except those rights and obligations under Sections 6, 7 and 8. For purposes of this Agreement, "cause" shall mean only the following acts, omissions or occurrences by or with respect to the Employee:

     (i)  substantial and continuous non-performance of assigned duties;

     (ii) failure to comply with a material written policy of the Company;

     (iii)failure  to  devote  sufficient  time  to the  Company's  business  as
          reasonably   expected  for  executives  of  comparable   position  and
          compensation;

     (iv) an act of dishonesty; or

     (v)  conviction  of  a  felony   (other  than  a  felony   arising  out  of
          non-repetitive traffic violations), or other criminal act or fraud.

     5.2 Termination Without Cause. The Company may terminate Employee's employment without cause, by giving not less than ninety days written notice. If the Company terminates Employee's employment without cause, then notwithstanding anything contained herein to the contrary, or otherwise provided by law, Employee shall be entitled to receive all compensation described in Section 3.1

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for the period equal to the period remaining between the date of his termination of employment and the last day of the Term of this Agreement in accordance with his regular payment schedule.

     5.3 Death or Disability. In the event of Employee's death or permanent disability, this Agreement shall terminate and Employee, or his personal representative, as the case may be, shall be paid three months salary or the balance of salary due from the date of Termination until the last day of the Term of this Agreement, whichever is less. For purposes of this subsection, permanent disability shall mean the failure to perform the prescribed duties assigned to Employee by virtue of a health condition for a continuous period of three months.

     6. Covenant Not to Compete.

     6.1 Covenant. Subject to Section 6.2, during the Term and for two (2) years thereafter, the Employee agrees not to do any of the following:

     (i) Engage, directly or indirectly, in a business similar to the business currently being conducted by the Company, including but not limited to, the manufacture and sale of botanical extracts, flavors, and fragrances within sixty (60) miles of the Company's current facilities or the facilities of any subsidiary or affiliate.

     (ii) Engage, directly or indirectly, in any way in the solicitation of employees or independent contractors of the Company or its affiliates in connection with any job, venture or other employment opportunity of any nature.

     (iii)Interfere in any material way, directly or indirectly, whether for his own account or for the account of any other person, firm, corporation or other business organization, with the Company's relationship with, or endeavor to entice away from the Company, any person, firm corporation or other entity who or which was an executive employee consultant, distributor, agent, contractor, supplier, source of material and/or product or customer of, the Company.

     6.2 Engagement in Business. For purposes of this Section 6, the Employee shall be deemed directly or indirectly engaged in a business or activity if he participates in such business or activity as a material proprietor, partner, joint venturer, stockholder, director, officer, manager, employee, consultant, advisor or agent or if he controls such business or entity. Notwithstanding the above, the Employee shall not be deemed a stockholder merely by reason of holding less than five percent (5%) of the outstanding equity of any publicly owned corporation, provided that the Employee shall not be in a control position with regard to such corporation.

     7. Confidential Information.

     7.1 No Disclosure; Definition of Confidential Information. The Employee shall not at any time during the Term or thereafter use for his own benefit and/or reveal, divulge or publish or make known, directly or indirectly, to any person, including for example and not by way of limitation, any information contained in the Company's books and records, any customers of the Company and any other business information relating to the business of the Company, whether written or oral, that the Employee has acquired during the Term (hereinafter referred to as "Confidential Information"). Notwithstanding the above, the term Confidential Information shall not include: (i) any information which is in the public domain and could readily be known or determined without being employed by the Company or which enters the public domain through no breach of the Employee's obligations hereunder; and (ii) any information which the Employee acquires through or from parties independent of the Company, but only to the extent the Employee can verify the independence of his information or knowledge to the reasonable satisfaction of the Company; (iii) any information required to be disclosed by law or regulation; and (iv) any information disclosed for the purpose of completing and filing any tax returns of Employee.

     7.2 Information Held in Trust. The Employee shall hold in trust and confidence for the benefit of the Company all Confidential Information of the Company, and the Employee shall not disclose such Confidential Information for any purpose other than on behalf of the Company in accordance with his duties under this Agreement. The Employee shall not make any copies of Confidential Information without the express prior written consent of the Company. It is hereby expressly understood that by disclosing the Confidential Information to the Employee, the Company does not grant any express, implied or other license or right of any nature to the Employee with respect to the Confidential Information.


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     7.3 Duties Upon Termination.  Upon expiration of the Term or termination of the Employer's services for the Company irrespective of the time, manner or cause of such Termination, the Employee shall surrender to the Company all lists, books, records and documents provided by, belonging to, relating to or used in connection with the Company's business and/or all other property belonging to the Company or to the Company's customers.

     7.4 Information from Employee. The Company does not wish to receive any confidential information from the Employee. Any and all information disclosed by the Employee to the Company shall not be deemed confidential, and the Company shall be under no obligation to retain any such information in confidence.

     8. Employee's Representations and Warranties. The Employee hereby represents and warrants to the Company that the execution and delivery by him of this Agreement, and the performance by him of his duties and responsibilities on behalf of the Company as set forth in this Agreement, will not constitute a breach, violation or default by him under any employment agreement, confidentiality agreement, non-competition agreement, or any other agreement or any judgment or other instrument to which he is a party or by which he is otherwise bound or subject.

     9. Equitable Relief and Limits of Liability. The parties recognize that irreparable harm will result to either party if the other party fails or refuses to perform the obligations under this Agreement and that the remedy at law for such failure or refusal will be inadequate. Accordingly, in addition to any other remedies and damages available, the Company and the Employee shall be entitled to injunctive relief, and other appropriate equitable relief. Nothing herein shall be construed as prohibiting the Company or the Employee from pursuing any other remedies in addition to equitable relief, including the recovery of damages; provided, however, that the Company's damages for breach of this Agreement shall be limited, in all respects, to a maximum amount equal to the remaining amount to be paid to Employee hereunder following the date of breach. Notwithstanding anything to the contrary set forth herein, in no event shall the Company be entitled to consequential or punitive damages as a result of such breach.

     10. Invalidity and Severability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to the extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, in the event that any provision of Section 6 of this Agreement shall be held to be invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision

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and shall not affect or render invalid or  unenforceable  any other provision of this Agreement. This Agreement and such provisions of Section 6 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

     11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand, sent via facsimile, or sent by registered or certified mail, return receipt requested, as follows:

              As to the Employee:           Dr. Qun Yi Zheng
                                            1263 S. Elmoro Court
                                            Superior, Colorado 80027

              As to the Company:            Madis Botanicals, Inc.
                                            375 Huyler Street
                                            South Hackensack, New Jersey 07606
                                            Att: Mark Koscinski

              As to Pure World:             Pure World, Inc.
                                            376 Main Street
                                            Bedminster, New Jersey 07921
                                            Att: Natalie I. Koether

              With a copy to:               Natalie I. Koether, Esq.
                                            Rosenman & Colin
                                            56 Pennbrook Road, P.O. Box 97
                                            Far Hills, New Jersey 07931

or to such other address as either party hereto may designate to the other by written notice given in accordance with this Agreement. Notices shall be deemed sent on the date personally delivered and receipt or written acknowledgment is received if sent via facsimile.

     12. Assignment. This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of the Company and its successors and assigns. The parties acknowledge that the services to be provided by the Employee hereunder are unique to the Employee. Accordingly, the Employee may not assign any obligation hereunder without the prior written consent of the Company, which may be withheld in the Company's sole discretion.

     13. Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of a breach shall not deprive that party of the right to take action at any time while such breach continues.

     14. Benefit of Affiliates. Any protection, benefits, rights or other provisions given to the Company in this Agreement shall also be deemed to apply to, protect and inure to the benefit of the Company's subsidiaries and affiliates.

     15. Entire Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any and all other agreements of the parties as to the subject matter hereof. This Agreement and its terms may not be waived, changed, modified, extended or discharged orally, except by an agreement in writing signed by the party against whom enforcement of such waiver, change, modification, extension or discharge is sought.

     16. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

     17. Construction. The section and subsection headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                     MADIS BOTANICALS, INC.

                                                      By:/s/ Natalie I. Koether
                                                         ----------------------
                                                             Natalie I. Koether

                                                      PURE WORLD, INC.

                                                      By:/s/ Paul O. Koether
                                                         ----------------------
                                                             Paul O. Koether

                                                      EMPLOYEE

                                                      By: /s/ Dr. Qun Yi Zheng
                                                          --------------------
                                                              Dr. Qun Yi Zheng